Exhibit 3.51

CERTIFICATE OF INCORPORATION

OF

RES-CARE NEW MEXICO, INC.

The undersigned, acting as Incorporator of a corporation organized under and pursuant to the provisions of the General Corporation Law of the State of Delaware, states as follows:

ARTICLE I

Name

The name of the Corporation is RES-CARE NEW MEXICO, INC. (hereinafter called the “Corporation”).

ARTICLE II

Registered Office; Registered Agent

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purposes and Powers

The purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

Capital Stock

The total number of shares of stock that the Corporation shall have authority to issue is Three Thousand (3,000); all of such shares shall be without par value.

ARTICLE V

Sole Incorporator

David S. Waskey, whose address is 1300 Embassy Square, Louisville, Kentucky 40299, is the sole incorporator of the Corporation.

ARTICLE VI

Directors

A.            Number of Directors.  The affairs of the Corporation shall be managed and conducted by a Board of Directors, and unless otherwise provided in the By-laws, the election of directors need not be by written ballot.  The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-laws of the Corporation. A majority of the number of directors shall constitute a quorum for the transaction of business, except that any vacancy on the Board of Directors, whether created by an increase in the number of directors or otherwise, may be filled by a majority of directors then in office, although less than a quorum, or by a sole remaining director.

B.            Power and Authority of the Board of Directors.  The Board of Directors shall have such powers as are conferred on the Board of Directors by the laws of the State of Delaware. In furtherance of such powers, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, without the consent or vote of the stockholders.

ARTICLE VII

Initial Directors

The name and mailing address of each person who is to serve as a member of the Board of Directors of the Corporation is as follows, each such person to serve until the first annual meeting of the stockholders and until his successor in office is elected and qualified:

Ronald G. Geary	James R. Fornear
1300 Embassy Square	1300 Embassy Square
Louisville, KY 40299	Louisville, KY 40299

E. Halsey Sandford
1300 Embassy Square
Louisville, KY 40299

ARTICLE VIII

Elimination of Certain Liability of Directors

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of a director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which a director derived an improper personal benefit.

ARTICLE IX

Indemnification of Directors and Officers

A.            Right to indemnification.  To the fullest extent authorized by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) because he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

B.            Advancement of Expenses.  Expenses incurred by such a person in his capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by the Corporation in advance of the final disposition of such Proceeding as authorized by the Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that that person is entitled to be indemnified by the Corporation as authorized by the General Corporation Law of the State of Delaware. Expenses incurred by a person in any capacity other than as an officer or director of the Corporation may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as the Board of Directors deems appropriate.

C.            Contract Right:  Nonexclusivity of Rights.

1.             Contract Right.  The indemnification provided for by this Article IX shall be a contract right and shall continue as to persons who cease to be a director, officer. employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. No amendment to this Certificate of Incorporation or repeal of any Article of this Certificate of Incorporation shall increase the liability of any director or officer of the Corporation for acts or omissions of such persons occurring prior to such amendment or repeal.

2.             Nonexclusivity of Rights.  The right to indemnification conferred by the Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in an official capacity and in any other capacity.

D.            Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the Corporation would have the power or be obligated to indemnify him against such liability under the provisions of this Article IX or the General Corporation Law of the State of Delaware.

E.             Right of Claimant to Bring Suit.  If a claim under paragraph A of this Article IX is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation), that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to

indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not set the applicable standard of conduct.

ARTICLE X

Consent Actions of Stockholders

Any action required or permitted to be taken by the stockholders at any annual or special meeting of the stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the actions so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

ARTICLE XI

Amendment of Certificate of Incorporation

A.            Reservation of Rights.  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

B.            Amendment Procedure.  Any amendment may be adopted by the affirmative vote of the holders of record of shares of stock entitling them to exercise at least a majority of the total voting power of all shareholders authorized under these Articles to vote, except as may be otherwise prescribed by the General Corporation Law of the State of Delaware.

* * * * * *

I, THE UNDERSIGNED, being the sole incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying under penalties of perjury that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 2nd day of February, 1994.

/s/ David S. Waskey
David S. Waskey, Incorporator

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:                   That by unanimous written consent of the Board of Directors of Res-Care New Mexico, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “I” so that, as amended, said Article shall be read as follows:

The name of the Corporation shall be Community Alternatives New Mexico, Inc.

SECOND:             That thereafter, pursuant to resolution of its Board of Directors, a unanimous written consent of the sole stockholder of said corporation was executed in accordance with Section 228 of the General Corporation Law of the State of Delaware in favor of the amendment.

THIRD:                 That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 30th day of January, 2007

By:	/s/ Mary D. Peters
Authorized Officer

Title:	Assistant Secretary

Name:	Mary D. Peters
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